EMPLOYEE SECRECY, INVENTION AND NONCOMPETITION AGREEMENT

In consideration and as a condition of my employment or continued employment by New Generation Motors Corporation, a Virginia Corporation (the "Company"), and my compensation and benefits as a consequence thereof, I agree that my employment by the Company shall be governed by the following terms and conditions:

1.           Inventions.     I hereby agree to assign and do hereby assign to the Company my entire right, title and interest throughout the world in and to all inventions, improvements, discoveries and ideas (whether or not patentable) relating to any aspect of the Company's technology, products, production methods, service proprietary information, research and/or development, or any other aspect of the Company's business or property ("Inventions"), which are made, conceived or first reduced to practice by me (alone or with others) during my employment by the Company, whether or not during normal working hours and whether or not while on the Company's premises, or, to the-extent any such Inventions exist, which have been made, conceived or first reduced to practice by me (alone or with others) prior to my employment by the Company but in contemplation of such employment or the possibility thereof, or which result from or are suggested by any of the work I have performed or may perform for or on behalf of the Company at any time. In addition to and without limiting the foregoing, I hereby specifically agree to assign and do hereby assign to the Company my entire right, title and interest throughout the world in and to all inventions, improvements, discoveries and ideas (whether or not patentable) relating to the design, development and manufacture of vehicles and components for electric and hybrid electric motor vehicles (collectively the "Technology"), which are made, conceived or first reduced to practice by me (alone or with others) during my employment by the Company, whether or not during normal working hours and whether or not while on the Company's premises, or, to the extent such Technology exists, which have been made, conceived or first reduced to practice by me (alone or with others) prior to my employment by the Company, or which result from or are suggested by any of the work I have performed or may perform for or on behalf of the Company at any time. (The term "Inventions" as used herein shall include the Technology.) I further agree to assign and do hereby assign to the Company my entire right, title and interest throughout the world in and under the aforementioned Confidentiality Agreement and any other agreements relating to the Technology or other Inventions. I agree to disclose any and all Inventions promptly to the chief executive officer of the Company or his designee and to document and cooperate in the documentation of any such Invention to the extent the company reasonably requests. I will not assert any right with regard to any Invention, whether or not I perfected or acquired such right prior to my employment by the Company, except such Inventions as are particularly identified on a schedule attached to this Agreement and executed by the Company and me.

2.   Patent and Other Assistance.     I agree to do all things which the Company determines are necessary or useful to apply for and/or obtain, extend or improve Letters Patent in the United States and patent rights in such other jurisdictions as the Company may determine, and otherwise to secure and protect all rights in and to all Inventions (except Inventions particularly identified on the aforesaid schedule), all at the Company's expense. I acknowledge that my obligation in this regard will continue beyond the termination of my employment for any reason, provided that the Company pays me reasonable compensation for my time in addition to any out-of-pocket expenses for any such assistance after termination of my employment.

3.          Secrecy.     I will not during my employment by the Company or thereafter at any time disclose to others ar use for my own benefit any confidential information pertaining to the Company or the business of the Company or any of its customers, agents, representatives consultants licensor or licensees (the "Proprietary Information"), except as may be necessary or otherwise authorized in the course of performing my particular duties as an employee of the Company. I acknowledge that the Proprietary Information may include (without limiting the generality of the foregoing): business plans or projections, engineering techniques, engineering plans and specifications, inventions, research plans and projects, pricing policies, cost information, supplier and customer lists and contracts, manufacturing techniques, applications and service policies, financial and sales performance data, personnel information and personnel policies, sales data, and any other information which has not been made public. Information shall be deemed to have been made public if it has become generally known in the automotive industry other than as a result of any breach by me of any obligation to the Company.

4.          Ownership of Writings.     I agree that any and all writings including, without limitation, notes, drawings, specifications, schematics, marketing plans, financial plans, and studies and reports prepared, compiled or acquired by me relating to any aspect of the Company or its business, products, plans or proposals (in whatever medium) are and shall remain the exclusive property of the Company. I further agree to take every reasonable step to maintain the security and integrity of all of the foregoing. I agree that upon termination of my employment with the Company for any reason, I will turn over to the Company all property (including but not limited to the foregoing writings) then in my possession or custody or subject to my control and belonging to the Company (including, without limitation, any and all written documentation and reproductions pertaining to the Proprietary Information).

5.          Full-Time and Exclusive Employment.    I acknowledge that my employment by the Company will be on a full-time basis, and I agree not to undertake any other employment (whether or not compensated) without the prior written consent of the Company. In the event of termination of my employment, the Company shall have the right for a one-year period thereafter to retain me as a consultant, and I agree to be so retained and to render such consulting services as are requested by the Company during such one-year period, except any services which would interfere with the performance of my duties on behalf of my primary employer. The Company shall pay for all such consulting services at a reasonable rate of compensation to be agreed upon at such time.

6.          Government Secrecy.      I further agree that I will observe all statutes, and all rules and regulations of any United States federal or local government agency, relating to the confidentiality of classified information which may be disclosed or entrusted to me in connection with any contract between the Company and the United States of America or any agency thereof or any United States government contractor or subcontractor.

7.          Specific Performance.     I recognize that irreparable injury would result to the Company and its business and property in the event of any breach of this Agreement by me and, therefore, I agree that in the event of any such breach the Company will be entitled, in addition to any other available remedies (including, without limitation, recovery of monetary damages and/or termination of employment) to obtain an injunction or other order to enforce the terms of this Agreement and to restrain the continuation or repetition of such breach or any similar breach.

8.          General Applicability.     This Agreement shall also apply to any consulting arrangement I may enter into with the Company. All references herein to my employment shall mean and include any such consulting arrangement.

9.          Noncompetition.     As used in this Section 9:

A. "Conf1icting Product" means any product, process, machine or service of any person or organization other than the Company, in existence or under development, which resembles or competes with a product, process, machine or service of the Company or whose use or marketability would be enhanced by application to it of Proprietary Information.

B. "Conflicting Organization" means any person or organization which is engaged in, or about to become engaged in, anywhere in North America, research in or development, production, marketing or selling of a Conflicting Product, or which is engaged in, or about to become engaged in, the transfer of technology or products, directly or indirectly, to any such person or organization.

During the period of my employment and for two (2) years thereafter I will not render services directly or indirectly to any Conflicting Organization, except that after termination of such employment I may accept employment with a Conflicting Organization whose business is diversified and which is, as to that part of its business in which I accept employment, not a Conflicting Organization; provided that, prior to my accepting such employment, the Company shall have received from me (i) written assurance satisfactory to the Company that I shall not render services, directly or indirectly, in connection with any Conflicting Product during such two-year period and (ii) written acknowledgement from such Conflicting Organization that they are aware of this Agreement and that they acknowledge my obligations hereunder.

10.        Miscellaneous.      This Agreement is governed by the law of the Commonwealth of Virginia. This Agreement may not be modified except by an instrument in writing executed by the Company and me and no waiver of any provision hereof shall be effective unless made in writing with specific reference to this Agreement. I agree that it is our mutual intention that this Agreement be enforced as written, and I believe such enforcement is fair and appropriate in light of my position with the Company. However, if any provision hereof is determined to be invalid or unenforceable to any extent in any circumstances, such determination shall not affect the validity or enforceability of any other provision or of this Agreement as a whole, or of the same provision to any other extent or under any other circumstances. Any court may therefore limit my obligations under this Agreement to the extent it deems necessary to make this Agreement, as modified, enforceable to the greatest extent possible, and this Agreement, as so modified, shall remain enforceable. I ACKNOWLEDGE HAVING READ, EXECUTED AND RECEIVED A COPY OF THIS AGREEMENT and agree that this Agreement sets forth the entire understanding and agreement with the Company relating to the subject matter hereof, and may not be amended or modified except by a writing executed by myself and an authorized representative of the Company. This Agreement shall inure to the benefit of the successors and assigns of the Company and shall be binding upon my heirs, assigns, administrators and representatives.

IN WITNESS WHEREOF, I have set my hand hereto, and this Agreement shall be an agreement made under seal, as of this 1st day of  November, 1995.

/s/ Joel Jermakian
[Employee]

ACCEPTED AND AGREED:

NEW GENERATION MOTORS CORPORATION

By	/s/ Nabih E. Bedewi
Nabih E. Bedewi, President